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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                            UTILICORP UNITED INC.
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                (Name of Registrant as Specified In Its Charter)

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Investor Relations

BOARD RECOMMENDS SHAREHOLDERS

APPROVE PROPOSALS FOR COMPANY STABILITY

--    THE MEASURES LIKELY WILL FACE OPPOSITION FROM BIG INVESTORS.

     In proxy statements sent to shareholders and employee-shareholders in mid-March, UtiliCorp proposed four measures that would make it tougher for other companies to acquire UCU and gain control of its operations.

     "We want to be a survivor," says Dale Wolf, vice president of UCU Corporate Finance. "These anti-takeover measures are one of the best ways to make sure we aren't gobbled up."

     The UCU Board of Directors unanimously recommends that shareholders vote 'yes' for all proposals on the ballot. Management believes the proposals are in the best interest of employees, shareholders, customers and overall company stability.

     Although similar defense measures are in place among many other companies, the proposals' approval is far from guaranteed. Wolf points to some hurdles for
UCU:

     MORE "YES" VOTES NEEDED. Each of the four measures requires approval from shareholders representing a majority of OUTSTANDING (or existing) shares. That's different from typical UCU proposals, in which approval is needed by just a majority of shares VOTED. So, regarding the anti-takeover proposals, a shareholder who doesn't return their proxy in essence is counted as a "no" vote.

     To help get the measures approved, UCU plans to contract with a New York City firm to call shareholders and encourage their support. UCU used the same approach to win shareholder approval for the proposed merger with Kansas City Power & Light Co.

     INSTITUTIONAL OPPOSITION. Pension funds and other investors from the institutional segment tend to be more interested in short-term gains than long-term well-being of a company. Thus they typically vote against anti-takeover efforts, believing that any takeover attempt will drive up the short-term share price of a targeted company. Many large companies that have lots of institutional investors don't even attempt to pass anti-takeover measures anymore, realizing the resistance they would face from that sector.

     Fortunately for UCU, retail "mom and-pop" investors represent a substantial portion of the company's shares - about 70 percent - and they're more likely to vote in line with a board of directors' suggestions.

     While they may seem harsh, Wolf says the four proposals are needed in today's business environment.

     "We really have a challenge before us, but now is the time to do this," he says. Why? He notes UCU's strong stock performance may make shareholders more willing to approve the plans. Also, the pace of industry acquisitions and mergers is expected to continue for at least several more years .

     And if the company still is targeted by an unwanted suitor, Wolf says the defense measures would give the board more room to negotiate better terms for shareholders and the company.

Sidebar

A SUMMARY OF UCU'S ANTI-TAKEOVER STRATEGY

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     UtiliCorp's four anti-takeover proposals are numbered five through eight in the 31-page proxy sent to shareholder and employee-shareholder homes last month. In essence, they would give UCU more flexibility to fend off a hostile takeover through a series of defenses:

PREFERENCE STOCK (item 5). The measure would allow the board of directors to give voting rights to people holding preference stock. Doing so gives the board more flexibility and creates voting impediments to a would-be acquiror.

SPECIAL MEETING (item 6). It would increase the number of outstanding shares needed to call a special meeting, preventing a small number of shareholders from calling the meeting as a way to make proposals that could be disruptive to UCU operations.

CUMULATIVE VOTING (item 7). By eliminating cumulative voting, the measure would prevent shareholders from stacking their votes in favor of a board member who supports the wishes of a minority of shareholders - such as those favoring a hostile takeover.

BOARD MEMBER REMOVAL (item 8). It would prevent a takeover bidder that had acquired a majority of UCU shares from removing board members opposed to the takeover.

QUICK FACTS
Number of UCU shareholders: 85,000 (approximate)
Number of UCU outstanding shares: 53.7 million
Employee ownership of UCU stock: 12%
UCU's average proxy return rate from shareholders: 83 %